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                                                                  EXHIBIT 99.B10




                                               VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                               222 NORTH LASALLE STREET
                                               CHICAGO, ILLINOIS 60601-1003
                                               312-609-7500
                                               FACSIMILE: 312-609-5005

                                               A PARTNERSHIP INCLUDING VEDDER,
                                               PRICE, KAUFMAN & KAMMHOLZ, P.C.
                                               WITH OFFICES IN CHICAGO AND
                                               NEW YORK CITY

                                               December 9, 1996




VEDDER PRICE

Kemper State Tax-Free Income Series
222 South Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

     Reference is made to Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Kemper State Tax-Free Income Series (the "Fund") in connection with the proposed public offering of units of beneficial interest, no par value ("Shares"), in the California Tax-Free Income Fund, the Florida Tax-Free Income Fund, the New Jersey Tax-Free Income Fund, the New York Tax-Free Income Fund and the Texas Tax-Free Income Fund (the "Portfolios").

     We have acted as counsel to the Fund, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

        Based upon the foregoing and upon the opinions dated September 25, 1985, November 18, 1985, February 20, 1991, October 28, 1991 and March 13, 1995
from Ropes & Gray of Boston, Massachusetts, and assuming that the Fund's Amended and Restated Agreement and Declaration of Trust dated May 27, 1994, the Written Instrument Establishing and Designating Four Additional Series, dated March 6, 1995, and the By-Laws of the Fund adopted July 17, 1990 are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Fund on October 10, 1985, January 28, 1986, January 25, 1991, July 30, 1991, and December 8, 1994
relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a duly authorized and validly existing voluntary association with transferrable shares under the laws of the


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VEDDER PRICE

Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Portfolios; and (b) upon the issuance of the Shares in accordance with the Fund's Amended and Restated Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share, the Shares will be legally issued and outstanding, fully paid and nonassessable (although shareholders of the Fund may be subject to liability under certain circumstances described in the opinion from Ropes &
Gray).

     This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.


                                        Very truly yours,


                                    /s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                        ---------------------------------
                                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ

COK: sfj




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